SUBSCRIPTION AGREEMENT

AGA Resources, Inc.
Suite 658
141 - 757 West Hastings Street
Vancouver, British Columbia
Canada V6C 1A1

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing __________________________________________________ (__________) shares of Common Stock of AGA Resources, Inc. (the "Company") at a price of $0.10 per share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Mr. Jianping Zhang or Mr. James W. McLeod solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Zhang or Mr. McLeod.

MAKE CHECK PAYABLE TO: AGA Resources, Inc.

Executed this _____ day of ___________________, 200___.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.10	=	US$
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash:___________	Check #: _____________	Other: _________________
AGA Resources, Inc.

By:

Title: